UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

STARTENGINE CROWDFUNDING, INC.

(Exact name of issuer as specified in its charter)

Delaware	46-5371570
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

8687 Melrose Ave, 7th Floor (Green Building) West Hollywood, CA	90069
(Address of principal executive offices)	(Zip code)

(800) 317-2200

(Registrant’s telephone number, including area code)

Common Shares and Series T Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

STARTENGINE CROWDFUNDING, INC.

ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2018

PART II.

In this Annual Report the term “StartEngine”, “we”, “us”, “our”, or “the company” refers to StartEngine Crowdfunding, Inc. and our subsidiaries on a consolidated basis. The terms “StartEngine Capital” or “our funding portal” refer to StartEngine Capital LLC, the terms “StartEngine Secure” or “our transfer agent” refer to StartEngine Secure LLC, and the terms “StartEngine Primary” or “our broker-dealer” refer to StartEngine Primary LLC.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. BUSINESS

SUMMARY

StartEngine Crowdfunding, Inc. aims to revolutionize how startups and small businesses raise capital. We provide an online electronic platform that connects small and medium-sized businesses seeking capital with investors. Online investment by large numbers of investors in comparatively small amounts is often called crowdfunding.

Nearly six million small businesses are organized in the United States according to the U.S. Census Bureau. Most of these companies are in need of capital, and they are having difficulty finding it. Banks are reluctant to lend to small and risky companies. Venture capital funds flow to high growth-potential companies whose founders fit a particular profile in terms of education, age, gender and ethnicity. Founders who do not fit this profile risk their life savings to fund their companies and help them grow.

The JOBS Act, signed by President Obama in 2012, is intended to help solve the funding problems that early-stage and small companies encounter, by giving them access to a completely new source of funds: their friends and families, customers, fans and believers. In turn, those potential investors get the chance to invest in a company, team or idea they believe in, however uncertain eventual success might be.

StartEngine helps companies conduct crowdfunding offerings under the JOBS Act. StartEngine Crowdfunding, Inc. operates under Titles II and IV of the JOBS Act. Title II of the JOBS Act permitted companies to advertise offerings of securities on the internet while selling only to accredited investors. Title IV amended Regulation A under the Securities Act, allowing private companies to advertise the sale of securities to both accredited and non-accredited investors. Our wholly-owned subsidiary, StartEngine Capital, operates under Title III of the JOBS Act, which added Regulation Crowdfunding to the funding options for small companies.

We want to empower thousands of companies to raise capital and create a million jobs in the next five years.

We currently facilitate capital-raising under three different exemptions from registration under the Securities Act, all made possible by the JOBS Act:

∙	Title II of the JOBS Act led to Rule 506(c) of Regulation D under the Securities Act. Since September 23, 2013, start-ups have been able to broadly solicit potential investors for their offerings, including presenting their offerings on online platforms, such as ours, to sell securities in their company. Investors under this rule are required to be accredited investors, meaning they meet certain income and net worth thresholds.

∙	Title III of the JOBS Act allowed for the adoption of Regulation Crowdfunding. Under Regulation Crowdfunding, companies can raise slightly over $1 million a year from accredited and non-accredited investors. Since the regulation went into effect on May 16, 2016, we have been facilitating these transactions through our wholly owned subsidiary, StartEngine Capital, which is a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

∙	Title IV of the JOBS Act required changes to improve Regulation A, the exemption that we are using for the offering to which this filing relates. Under the amendments to Regulation A, which went into effect on June 19, 2015, companies can raise up to $50 million a year from accredited and non-accredited investors.

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In addition, companies also utilize our technology platform to sell securities in offerings made outside the United States in reliance on Regulation S under the Securities Act.

We launched our crowdfunding operations in June 2015, as Regulation A went into effect. Elio Motors’ equity crowdfunding offering, hosted on our site, eventually raised $16,917,576 from 6,345 investors. As of December 31, 2018, we have hosted the Regulation A offerings of 16 companies. Regulation Crowdfunding went into effect on May 16, 2016 and as of December 31, 2018 we have acted as intermediary for offerings by 417 companies. As of December 31, 2018, companies on our platform have raised a total of $69.5 million from all offering types. Our subsidiary StartEngine Secure began offering transfer agent services in May 2017 and became a registered transfer agent in November 2017. As of December 31, 2018, we provide services for 171 companies, and we anticipate that StartEngine Secure will be an important part of our operations in the future.

StartEngine was founded by Howard Marks and Ron Miller. Howard Marks is Chief Executive Officer (“CEO”). Howard founded StartEngine with the mission of helping entrepreneurs achieve their dreams. Howard was the founder and CEO of Acclaim Games, a publisher of online games that is now part of The Walt Disney Company. Before Acclaim, Howard was Chairman of Activision Studios from 1991 until 1997. As a former Board Member, and Executive Vice-President of video game giant Activision, he and a partner took control in 1991 and turned the ailing company into the video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. He started StartEngine, an unrelated entity, in 2011 as the first startup accelerator in Los Angeles with the goal of helping to make Los Angeles a technology city. After investing in over 60 companies, Howard realized the difficulties entrepreneurs had with raising capital from angel investors and venture capitalists. With the advent of the JOBS Act, Howard realized he could help thousands of entrepreneurs by creating a new company focused on implementing the equity crowdfunding rules. Thus, StartEngine Crowdfunding, Inc. was born in March 2014. Howard is the 2015 "Treasure of Los Angeles" award recipient for his work to transform Los Angeles into a leading technology city, and is a member of Mayor Eric Garcetti's technology council.

Ron Miller is the chairman and cofounder of StartEngine. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and marketing plan to help StartEngine establish a leading position in the market.

Prior to StartEngine, Ron founded, built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc. 500/5000 award recipient and was an Ernst & Young entrepreneur of the year award finalist. As Chairman, Ron brings his deep experience as a leader and strategist to the company.

THE COMPANY’S BUSINESS

StartEngine Crowdsourcing Inc. was incorporated in the State of Delaware on March 19, 2014. On May 8, 2014, the company changed its name to StartEngine Crowdfunding, Inc.

StartEngine aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding operates under Title IV of the JOBS Act, allowing private companies to advertise the sale of their stock to both accredited and non-accredited investors under Regulation A, and under Title II of the JOBS Act, which permits offerings to accredited investors to be advertised under Rule 506(c) of Regulation D. StartEngine is in the process of expanding the breadth of its offerings in order to better serve its mission. Beginning in December 2017, StartEngine began offering transfer agent services through one of its subsidiaries. Currently, StartEngine is in the process of seeking to add broker-dealer capabilities as well as an alternative trading system to the scope of its offerings.

StartEngine Crowdfunding has three wholly owned subsidiaries:

∙	StartEngine Capital LLC (“StartEngine Capital”), a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), operates under Title III of the JOBS Act, which introduced Regulation Crowdfunding,

∙	StartEngine Secure LLC (“StartEngine Secure”), a transfer agent registered with the SEC that was formed on December 12, 2017, and

∙	StartEngine Primary LLC (“StartEngine Primary”), a company formed on October 12, 2017, which is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system.

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Principal Products and Services

Depending on the type of offering being made, we currently operate as a technology platform connecting issuers and investors and as a Regulation Crowdfunding funding portal. We facilitate the following types of offerings that are exempt from registration under the Securities Act:

∙	Regulation A Offerings: Through StartEngine Crowdfunding we host Regulation A Offerings or Large Online Public Offerings (“Large OPOs”) on our platform. These companies are seeking to raise anywhere from $100,000 to $50,000,000 and we provide an array of services, including assisting with due diligence, custodial accounts and coordinating vendors.

∙	Regulation Crowdfunding Offerings: Through StartEngine Capital, our funding portal registered with the SEC and FINRA, we host Regulation Crowdfunding or Small Online Public Offerings (“Small OPOs”). These companies are seeking to raise anywhere from $10,000 to $1,070,000, and we also provide an array of services permitted by Regulation Crowdfunding, including campaign page design services, marketing consulting services, assisting with due diligence, custodial accounts, and coordinating vendors.

∙	Rule 506(c) Offerings: Through StartEngine Crowdfunding, we host offerings under Rule 506(c) of Regulation D or “Select Public Offerings.” Accredited investors are allowed to invest in these offerings and we host these offerings either on a stand-alone basis or concurrently with a Regulation Crowdfunding offering. Under Rule 506(c), companies can use general solicitation to attract investors and there is no limit to the amount of money that can be raised. Therefore, companies engaged in a concurrent Regulation Crowdfunding offering can also raise additional funds from accredited investors providing they comply with the requirements of each exemption.

In the past year, we have broadened the types of securities that are offered on our platforms. Currently, issuers are able to sell traditional securities (e.g., common shares and preferred shares) as well as digital assets (tokens). Sales of digital assets have been called initial coin offerings (“ICOs”), and all ICOs on our platforms will rely on the exemptions from registration available through Regulation A, Regulation Crowdfunding, Rule 506(c) of Regulation D and Regulation S.

Through our wholly owned subsidiary, StartEngine Secure, we offer transfer agent services. These services include tracking each investor’s account information and the amount of securities purchased and date purchased.  We began offering transfer agent services in May 2017 to all of our clients and became a registered transfer agent in November 2017. Revenues from this service were first recognized in January 2018. Our goal is to provide a seamless service to our client companies. Our intent is for our transfer agent to have agreements with our various entities to allow it to collect information on investors and their investments through an API (application programming interface). Therefore, when a company raises money on StartEngine, our transfer agent will be notified and sent the investor information and the investment details.  The transfer agent will then capture this information into its redundant and secure database hosted on in the cloud and encrypt for security purposes.

We now offer marketing services branded under the name “StartEngine Premium”. For an additional fee, our team will support companies with the design of their campaign pages, provide a designated account consultant to guide a company throughout the campaign creation process, and assist a company in developing a marketing strategy based on best practices and analytics from previous successful campaigns. This service first generated revenues in May 2017. Our funding portal now also offers digital advertising services branded under the name “StartEngine Promote”. These services are aimed at improving the success of Regulation Crowdfunding campaigns through paid advertising. For a percentage of the net investments attributable to advertisements placed by StartEngine, our team will support companies with the creative design, purchase, and optimization of advertising across, but not limited to, Facebook, Instagram, Linkedin, Twitter, and Google Adwords. This service first generated revenues in May 2018. In addition, we also offer a full-service product for our clients using Regulation Crowdfunding where, for an increase in the commission charged, we will hire consultants to assist with all areas of a campaign, including due diligence, compliance and internal accounting services.

Services under Development

We strive to ever increase the services offered to our clients. We are in the process of expanding the scope of our offerings to include broker-dealer services as well as to create an alternative trading system. Both of these services will be executed through our subsidiary, StartEngine Primary. We intend that the alternative trading system will be branded StartEngine Secondary.

StartEngine Primary: By adding broker-dealer services to the mix of our offerings, we will be able to take a more active role in the promotion and sale of securities in Regulation A, Regulation CF and Regulation D offerings hosted on our platforms. Further, we will be able to facilitate the trades that will occur on StartEngine Secondary. To further this goal, StartEngine Primary is applying for approval for a range of business lines to allow for us to act as the broker-dealer for the private placements of securities (which includes securities sold under Regulation D), to effect transfers and sales on StartEngine Secondary, and to be able to receive referral fees and commissions for sales of securities. Our broker-dealer registration is in process and we do not have a date for when it will be effective, which is dependent upon the Securities and Exchange Commission and FINRA. Other than the use and time of our existing personnel, we do not anticipate any significant costs until the firm is registered as a broker-dealer. Once registered, we anticipate that the additional costs to be incurred for StartEngine to operate the broker-dealer for primary issuances will be $200,000 during the first year of operations, which will cover the services of our Chief Compliance Officer and additional legal costs.

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StartEngine Secondary: The goal of the StartEngine Secondary platform will be to increase liquidity for shares sold in Regulation A, Regulation Crowdfunding and Regulation D offerings. We intend to facilitate the transfer and sale of these shares by creating an alternative trading system to allow for secondary trades. Sales of shares sold under Regulation A on the StartEngine platform will be permitted immediately, while holders of shares sold under Regulation Crowdfunding and Regulation D will need to wait one year in order to comply with the transfer restrictions to participate on the platform. We are currently working towards obtaining the necessary regulatory approvals. The date of registration for our Alternative Trading System is still uncertain; however, we have started the process with the appropriate regulators. We anticipate no additional costs for building the trading system as we are using existing technology resources within the company. Once the trading platform is registered, we anticipate that the additional legal, compliance and surveillance costs will be an additional estimated $250,000 during the first year of operations. These costs are in addition to those spent for StartEngine Primary.

StartEngine LDGR: StartEngine is developing a service called StartEngine LDGR. StartEngine LDGR is a method that uses blockchain technology to provide investors with digital stock certificates (such as tokens). StartEngine LDGR will work with registered transfer agents such as StartEngine Secure. We recently released the first version of LDGR and it is currently in testing; there is no date for completion at this time. We do not anticipate additional costs for building LDGR as we intend to continue to use our existing technology resources within the company. We are awaiting guidance from the SEC in order to deploy LDGR for issuers of digital securities.

Ancillary Services: We are in the process of developing an array of ancillary services to assist the companies listing on our platforms. As these are in the development phase, there is no assurance that these services will be developed. These services may include an expansion of marketing services, StartEngine Premium, see “Principal Products and Services” above. Further, we are developing services to assist our clients after the completion of their campaigns. Some of the services that we intend to develop include tools for the companies to communicate with their investors, assistance with annual reports and on-going compliance, and a variety of marketing tools so that companies can continue to increase their brand awareness and monitor their progress with their investors. We do not anticipate additional costs for building these ancillary services as we intend to continue to use the existing resources within the company.

Support Services

Our company is focused on our core competencies and therefore we surround ourselves with third party companies who help us accomplish our non-core tasks.

We rely on the following companies for outsourced services:

∙	Fund America: Transaction management

∙	Amazon AWS: Cloud hosting

∙	Google Business: Cloud email and applications

Market

Regulation A

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. The SEC published an analysis after its first 16 months in November 2016, and reported that it qualified approximately 81 offerings seeking up to $1.5 billion. During this period, $190 million had been reported as raised. The SEC’s report came to the conclusion that this is a “potentially viable public offering on-ramp for smaller issuers.”

As of December 31, 2018, we have hosted the Regulation A offerings of 16 companies, who have raised a total of $35.7 million on our platforms. We believe the market for Regulation A will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $50 million each 12 months, we believe this rule is well suited for small and midsize businesses. We have seen the demand increase significantly between 2017 and 2018. The recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A should expand the potential market for our services to small public companies. We expect to continue to increase the number of companies who list their offerings on our platform, although we are likely to encounter competition from other platforms and from companies who seek to raise funds online without using a platform. Further, gaining broker-dealer capabilities will enable us to increase the scope of services offered to our clients.

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Regulation Crowdfunding

Since its launch on May 16, 2016, we estimate that as of December 31, 2018, over 715 companies have completed successful offerings, 417 of them on our funding portal, raising over $32 million.

We believe Regulation Crowdfunding will continue to grow year over year as more startup companies become aware of this funding method and view Regulation Crowdfunding as a viable fundraising option. Regulation Crowdfunding makes it relatively inexpensive to make an offering of securities: legal, compliance and accounting costs can be less than $10,000, and offering costs can be even cheaper for companies who prepare the documentation internally. With a maximum raise of $1,070,000 per year, we believe that this funding method is perfect for early-stage companies.

We are working to increase awareness of the benefits of Regulation Crowdfunding through a lead generation program that includes advertising on social media, email marketing and other marketing support. We mainly focus on start-ups; however, our outreach will also include some companies further along in their development. We have and plan to continue to educate the market through the content we write and publish on our blog as well as being guest authors on other popular blogs.

Rule 506(c)

According to the SEC, the private placement market, and specifically the Regulation D market (mainly comprising Rule 506(b) and Rule 506(c) offerings, was a $1.8 trillion market in 2017, of which $105 billion was raised by non-financial issuers (generally operating companies). Of the Rule 506(b) and Rule 506(c) market, approximately 8% of those offerings ($147 billion) were under Rule 506(c) of Regulation D. The vast majority of the sales were through Rule 506(b), which does not allow for general solicitation and allows for some non-accredited investors as well as less stringent requirements for verifying accredited status. That said, only 6% of the offerings under Rule 506(b) included non-accredited investors. In addition, in a report analyzing SEC data, showed that between 2016-2017 the initial amounts reported to be raised under Rule 506(c) increased 728%, while during the corresponding period the increase under Rule 506(b) was 17%.  Based on this information, we believe there is large potential market for online sales under Rule 506(c).

We believe Rule 506(c) offerings will to continue to grow year over year because it is an inexpensive way to raise capital from accredited investors with a low cost of entry. We estimate it can cost under $10,000 to prepare an offering under Rule 506(c). There is no limitation on the amount raised, which makes this rule attractive to companies who just completed a Regulation Crowdfunding offering or are planning a Regulation A campaign in the near future. This exemption can be used together with Regulation A and Regulation Crowdfunding. For Regulation Crowdfunding offerings, this exemption provides companies an opportunity to extend an offering beyond Regulation Crowdfunding once the maximum $1,070,000 has been reached. For Regulation A offerings, this exemption can be used as a fundraising option prior to the launch of the offering, because of the time it takes to get a Regulation A offering qualified.

Transfer Agent

The exemptions provided by Regulation A and Regulation CF include conditional exemptions from the registration requirements of the Securities Exchange Act of 1934. One of the conditions is that should the number of a company’s securityholders and/or the value of a company’s assets exceed a certain threshold, a company needs to use a registered transfer agent to avoid the requirement that the company become a fully-registered company with the SEC - an expensive proposition for many of these small companies. Therefore, the market for our transfer agent services includes all companies that have previously raised funds through Regulation A and Regulation CF offerings. Currently, we mainly market our services to our current clients.

StartEngine Secondary

We believe that a portion of the owners of securities purchased under Regulation A, Regulation D and Regulation Crowdfunding will be interested in selling their securities to prospective buyers. There is no viable marketplace today for these securityholders to sell their securities unless the company seeks a quotation on an over-the-counter marketplace. Companies who use Tier 1 of Regulation A or Regulation Crowdfunding do not qualify for quotation on the leading over-the-counter marketplace. Further even if a company qualifies for that market, which would include issuers using Tier 2 of Regulation A, the listing requirements are expensive. We believe StartEngine Secondary has the potential for success because there is currently no marketplace for these securities.

Registered User Base

As of December 31, 2018, we have 178,735 registered users. Of these, 39,782 have made investments on our platform. We are seeing week-over-week growth in registered users and expect to register more users as we add more companies to our platform.

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Competition

With respect to offerings made under Regulation Crowdfunding, we compete with other intermediaries, including brokers and funding portals such as WeFunder, Next Seed, SeedInvest, Republic and MicroVentures.

With respect to offerings under Regulation A, we compete with other platforms, hosting services and broker-dealers. Some of our competitors include: SeedInvest, CrowdEngine and Wefunder.

With respect to offerings under Rule 506(c), or online offerings made under Regulation D (which includes non-solicited offerings), we compete with platforms such as Crowdfunder, AngelList, EquityNet, SeedInvest, FundersClub and Fundable.

With respect to our transfer agent, we compete with transfer agents such as Computershare and VStock Transfer.

Strategy

Our Mission: Help entrepreneurs achieve their dreams.

Our Strategy: We provide technology to allow the general public to invest in entrepreneurs.

Our Advantages

We believe that StartEngine is one of the leaders in the global crowdfunding nation. We aim to facilitate financial ignition of innovative companies led by determined, intelligent entrepreneurs who have the energy and talent to start and grow successful companies.

We harness the power and wisdom of “The Crowd” through the internet to release entrepreneurial creativity, thereby creating jobs, economic efficiency and ultimately economic growth. We believe we not only help entrepreneurs raise capital to start and grow their businesses, but we also help them build armies of committed, long-term brand ambassadors who, as investors, promote their companies to their friends, families and colleagues.

As one of the first movers in the equity crowdfunding industry, we are active in crowdfunding legal and regulatory affairs. Our position allows us to collaborate to establish industry-wide best practices and to improve the quality of listings. We believe our backend operating systems are highly efficient. Each function operates through documented procedures to ensure consistent, quality results. Knowing what it takes to successfully grow a company, we try to keep operating expenses to a minimum.

We believe that StartEngine’s key asset is its team members. We are a group of talented people who have come together to democratize finance and investment in startup and growth companies. The hallmark of the company is talented, respectful, enthusiastic and entrepreneurial people who understand and operate on the principles of dignity and respect.

Our mission is to help entrepreneurs achieve their dreams. Our objective is that by 2029, we will facilitate funding of $10 billion for the startup and growth of 10,000 companies.

Research and Development

StartEngine invested approximately $751,233 in 2018 and $356,047 in 2017 in research and development, product development, and maintenance.

Employees

As of December 31, 2018 and March 31, 2019, we had 31 and 24 employees, respectively, working out of West Hollywood, California.    We also work with a large number of contractors for user-experience design, security controls, and testing, services and marketing.

Regulation

Having platforms that host Regulation A, Regulation Crowdfunding and Regulation D offerings, we are required to comply with a variety of state and federal securities laws as well as the requirements of FINRA, a national securities association of which our funding portal subsidiary is a member. Further, as a registered transfer agent, we are required to comply with a variety of state and federal securities laws and laws that govern transfer agents, as well as laws aimed at preventing fraud, tax evasion and money laundering

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Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, our subsidiary is registered as a funding portal with the SEC and became a member of FINRA. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

SEC Requirements

As a funding portal, our subsidiary is prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

∙	providing investment advice or recommendations to investors for securities displayed on our platform;

∙	soliciting purchases, sales or offers to buy securities displayed on our platform;

∙	compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or

∙	holding, managing, processing or otherwise handling investors’ funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

∙	providing a communications channel to allow issuers to communicate with investors;

∙	having due diligence and compliance protocols and requirements in place so that the company has a “reasonable basis” to believe that

○	its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are “bad actors” and therefore disqualified from participating in the offering;

○	its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and

○	its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and

∙	creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials.

We are also required to set up protocols regarding payment procedures and recordkeeping.

FINRA Rules

As a member of FINRA, our funding portal is subject to their supervisory authority and is required to comply with FINRA’s portal requirements. Some of those rules are also applicable to the company as an entity associated with the portal. These requirements include rules regarding conduct, compliance and codes of procedure. For instance, FINRA’s compliance rules require timely reporting of specified events, such as complaints and certain litigation against the portal or its associated persons as well as the provision of the portal’s annual financials prepared on a U.S. GAAP basis. In addition, under the conduct rules, the portal is required to conduct its business in accordance with high standards of commercial honor and just and equitable principles of trade, is limited to certain types of communications with investors and issuers, and is prohibited from using manipulative, deceptive and other fraudulent devices.

Liability

Under Section 4A(c) of the Securities Act, an issuer, including its officers and directors, may be liable to the purchaser of its securities in a transaction made under Section 4(a)(6) if the issuer makes an untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which there were made, not misleading; provided, however, that the purchaser does not know of the untruth or omission, and the issuer is unable to prove that it did not know, and in the exercise of reasonable care could not have known, of the untruth or omission.

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Though not explicitly stated in the statute, this section may extend liability to funding portals, and the SEC has stated that, depending on the facts and circumstances, portals may be liable for misleading statements made by issuers. However, funding portals would likely have a “reasonable care” due diligence defense. “Reasonable care” would include establishing policies and procedures that are reasonably designed to achieve compliance with the requirements of Regulation Crowdfunding, including conducting a review of the issuer’s offering documents before posting them to the platform to evaluate whether they contain materially false or misleading information. We have designed our internal processes and procedures with a view to establishing this defense, should the need arise.

Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who "willfully participates" in an offering could be liable for false or misleading statements made to induce a securities transaction.

In addition, FINRA imposes liability for certain conduct, including violations of commercial honor and just and equitable principles of trade and acts using manipulative, deceptive and other fraudulent devices.

Regulation A and Regulation D

Broker-Dealer Registration Requirements

With respect to sales under Regulation A and Regulation D, we currently provide the technology for issuers to identify and interact with potential investors, and do not structure transactions. We currently are not registered as a broker-dealer and do not engage in certain activities that would constitute “engaging in the business” of being a broker-dealer, including:

∙	actively soliciting investors and negotiating the terms of an arrangement between companies and investors;

∙	accepting compensation related to the success and size of the transaction or deal;

∙	effecting transactions, including handling of the securities and funds relating a transaction; and

∙	extending credit to investors; and creating the market and help negotiate the price between buyers and sellers.

There has been little regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to online investment platforms, and such guidance as it exists generally predates the technological developments of the last couple of decades. Despite a long-standing request from organizations such as the American Bar Association to clarify the circumstances in which “finders,” who also connect buyers and sellers of securities, are permitted to perform that function without registering as broker-dealers, the SEC has not provided any guidance.

Broker-Dealer Regulations

In order to act as a broker-dealer, our subsidiary, StartEngine Primary, is in the process of registering as a broker-dealer with the SEC and becoming a member of FINRA. The registration process not only includes registering with the SEC, which we have completed, but includes also requires membership in a self regulatory organization (in our case, we are in the process of applying for membership with FINRA) and in the Securities Investor Protection Corporation (“SIPC”), compliance with state requirements and making sure that our associate persons satisfy all applicable qualification requirements.

SEC Requirements

If and when StartEngine Primary becomes a broker-dealer, it will be required to comply with extensive SEC regulations with respect to its conduct and the processing of transactions. These include requirements related to conduct, financial responsibility, and other requirements such as those that relate to communications, anti-money laundering (AML) and ongoing internal controls and governance. In addition, StartEngine Primary must submit for review by the SEC Form ATS in order to operate its proposed alternative trading system for secondary trading of securities, including tokenized securities.

Conduct Requirements

In general, many of the rules that govern broker-dealers stem from antifraud provisions; these requirements are broad in scope and prohibit misstatements or misleading omissions of material facts, and fraudulent or manipulative acts and practices, in connection with the purchase or sale of securities. Specifically, the following rules apply:

∙	Section 9(a) prohibits particular manipulative practices regarding securities registered on a national securities exchange.

∙	Section 10(b) prohibits the use of "any manipulative or deceptive device or contrivance" in connection with the purchase or sale of any security.

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∙	Section 15(c)(1) prohibits broker-dealers from effecting transactions in, or inducing the purchase or sale of, any security by means of "any manipulative, deceptive or other fraudulent device" in over-the-counter markets.

∙	Section 15(c)(2) prohibits a broker-dealer from making fictitious quotes in over-the-counter markets.

In order to comply with the antifraud specific requirements include those related to:

∙	fair dealing (e.g., a duty of fair dealing includes charging reasonable fees, promptness of executive orders, and disclosing specified material information as well as any conflict of interest);

∙	suitability (e.g., a suitability requirement includes that recommendations for specific securities or investment strategies must be suitable to customers);

∙	execution (e.g., a duty of execution requires that based on the circumstances requirement to find the most favorable terms for a customer;

∙	customer confirmation (e.g., at or before the completion of transaction certain information must be provided to customers, including specifics on the sale, the payment that the broker-dealer receives, etc.);

∙	disclosure of credit terms;

∙	restrictions on short sales;

∙	trading during an offering; and

∙	restrictions on insider trading.

Further, if and when StartEngine has an ATS, StartEngine Primary will be governed by the rules regulating broker-dealer trading systems. Regulation ATS includes provisions that govern the operations an ATS such as those that relate to fees charged, fair access to the trading system, system requirements (capacity, integrity and security), display of orders and capacity to execute those orders, recordkeeping and reporting, and establishing procedures including related to confidentiality of trading information, among other things.

Finally, broker-dealers are governed by requirements regulating employees and individuals associated with the broker-dealer.

Financial Responsibility Requirements

Financial responsibility and operations requirements include: net capital requirements, margin requirements, customer protection requirements (e.g., reserve account and segregation of customer assets), risk assessment requirements, financial reporting (including an independent audit), and recordkeeping requirements.

Other Requirements

Broker-dealers are subject to a host of other rules and requirements including: mandatory arbitration, submitting for SEC and FINRA examinations, maintain and reporting information on the broker-dealers affiliates (in our case, this includes the parent organization as well as the other subsidiaries), following electronic media and communication guidelines as well as maintaining an AML program.

FINRA Requirements

If and when our subsidiary becomes a broker-dealer member of FINRA, our subsidiary will subject to its supervisory authority and will be required to comply with FINRA’s broker-dealer requirements. Some of those rules are also applicable to the company itself, as an entity associated with the broker-dealer. These requirements include many similar requirements to those of the SEC, and in many cases are broader in scope and provide more specificity. FINRA also has rules regarding conduct, compliance and codes of procedure. For instance, FINRA members must comply with NASD's Rules of Fair Practice, which broadly speaking requires broker-dealers to observe high standards of commercial honor and just and equitable principles of trade in conducting their business. There are also rules that relate to use of manipulative, deceptive or other fraudulent devices, suitability, payments to unregistered persons, know your customer, supervision of our employees and responsibilities related to associated persons, financial soundness, recordkeeping, maintaining procedures, arbitration for customer disputes, AML and submitting to ongoing supervision. We will be required to undertake due diligence investigations with respect to Regulation A and Regulation D offerings.

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Liability

Under our current arrangements, Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements. Currently, the information presented on our platform is drafted by the issuers themselves. Additional liability may arise from as-yet untested provisions such as Section 9(a)(4) of the Exchange Act, discussed above.

Broker-dealers are subject to heightened standards of liability. Not only will we still have potential liability under Section 12(a)(2) but we will also be subject to liability under Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding unsuitable recommendations, violations of margin rules, breach of contract, common law claims of fraud and various claims under state laws.

Regulation S

Regulation S provides that the registration requirements of the Securities Act do not apply to offers and sales of securities that occur outside the United States. Regulation S provides safe harbors that provide specific conditions for transactions so that the transactions will be deemed to occur outside the United States, including the imposition of “distribution compliance periods” during which securities may not be resold or transferred to “US persons”. The distribution compliance periods vary accordingly to whether the issuer of securities is a domestic or foreign company and whether or not the issuer’s securities are registered under the Exchange Act and subject to ongoing reporting obligations thereunder. The securities that we are most likely to host on our platform in Regulation S offerings are those of non-reporting US issuers, whose equity securities are subject to a one-year distribution compliance period, and whose non-equity securities are subject to a 40-day distribution compliance period. During the distribution compliance period, purchasers of the securities are required to certify that they are not US persons, and agree to resell only to non-US persons. Securities professionals are required to deliver confirmations to buyers of securities stating that these resale restrictions apply to the buyers. Disclosure of these restrictions are also required to be made in selling materials and on the securities themselves. “US persons” as defined in Regulation S, which includes natural persons resident in the United States, partnerships and companies organized under US law, estates and trusts of which administrators, executors or trustees are US persons, discretionary accounts held by a US fiduciary for US persons, non-discretionary accounts held for the benefit of US persons, and certain foreign partnerships and companies created by US persons. These conditions may require limiting access to campaign pages to non-U.S. based internet addresses.

Issuers that rely on Regulation S are still required to comply with the requirements of the jurisdiction in which their securities are sold.

Operation of ATSs

ATSs must be operated by registered broker-dealers and must submit for satisfactory review by the SEC the information required on Form ATS FINRA will also review the company’s Form ATS submission. Information contained in the Form ATS submission covers the operations of the ATS and a description of how the ATS will comply with the requirements of Regulation ATS, which includes details on the following:

∙	how the system operates (e.g., details on how orders are entered and transactions are executed, reported, cleared and settled);

∙	securities traded on the ATS; and

∙	subscribers and authorized users as well as access to the ATS.

Other information required to be provided includes descriptions of the processes for verification of ownership and stock transfer; getting an issuer symbol; ATS system capacity, security and contingency planning and access to the ATS/cyber security. Further, the personnel involved in performing brokerage functions related to the ATS must be properly licensed with FINRA and appropriate state securities regulators.

Transfer Agent Regulations

As a registered transfer agent, we are required to comply with all applicable SEC rules, which predominantly includes the rules under Section 17A(c) of the Exchange Act. The requirements for transfer agents include:

∙	minimum performance standards regarding tracking, recording and maintaining the official record of ownership of securities of a company and related recordkeeping and reporting rules;

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∙	timely and accurate creation of records for security holders; and

∙	related safeguards and data security requirements for fraud prevention.

In addition, we must comply with various state corporate and securities laws as well as provisions of the Anti-Money Laundering (AML) regulations, Office of Foreign Assets Regulations (OFAC) and the Foreign Account Tax Compliance Act (FATCA).

Intellectual Property

We have a trademark for “StartEngine” in the United States. We do not own any patents; however, we have our own proprietary source code that we use in operating our platform. We also have a patent pending on the topic of peer to peer trading.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

We do not own any significant property. We lease our office space on a month to month basis with a 60-day notice of cancellation. We intend to relocate on May 1, 2019 to 8687 Melrose Ave, 7th Floor (Green Building), West Hollywood, CA 90069. Our new office space will be on the same terms.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

StartEngine Crowdfunding, Inc. was incorporated on March 19, 2014 in the State of Delaware. The company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014. The company’s revenue- producing activities commenced in 2015 with the effectiveness of the amendments to Regulation A under the Securities Act adopted in response to Title IV of the JOBS Act. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect.

For offerings made under Regulation A and Rule 506(c), our revenues are in the form of posting fees, since we are not currently permitted to collect transaction-based compensation. We generally allow companies to use one of two fee schemes for posting Regulation A and Regulation D offerings — either a per investor payment or a flat monthly fee. In general, our posting fee per investor is $50 under Regulation A and $250 under Regulation D. Alternatively, under both Regulation A and Regulation D, companies can pay a $20,000 to $30,000 monthly posting fee. For some transactions, flat fees can be negotiated on the basis of the expected investor volume. In Regulation Crowdfunding offerings, our funding portal subsidiary is permitted to charge commissions to the companies that raise funds on our platform. We typically charge 6% to 10% under Regulation Crowdfunding offerings for our platform fees. In addition, we charge additional fees to allow investors to use credit cards. To date, these credit card fees mainly cover our credit card processing costs. We also generate revenue from services, which include a consulting package called StartEngine Premium priced from $5,000 to $25,000 to help companies who raise capital with Regulation Crowdfunding, as well as transfer agent services marketed as StartEngine Secure. We additionally charge a $1,000 fee for certain amendments we file on behalf of companies raising capital with Regulation Crowdfunding as well as fees to run the required bad actor checks for companies utilizing our services.

2018 Compared to 2017

Our revenues increased to $4,682,528 in 2018 from $2,046,948 in 2017, an increase of 129%. The primary components of this increase were:

●	Increase in StartEngine Premium revenue to $1,497,545 in 2018 from $215,500 in 2017 due primarily to higher volume from a full year of offering the service in 2018, compared to a half year in 2017, as well as adjustments to our pricing schedule.
●	Increase in Regulation Crowdfunding platform fees to $1,414,064 in 2018 from $866,258 in 2017 due primarily to a higher aggregate amount raised by issuers in Regulation Crowdfunding offerings.
●	Increase in events and sponsorship revenue to $596,687 in 2018 from $103,184 in 2017 due primarily to the company holding two events in 2018, as compared to one event in 2017, as well as increased sponsorship for events.
●	Increase in other service revenue, which primarily includes bundled professional services and compliance fees for bad actor checks and amendments, to $483,079 in 2018 from $178,217 in 2017 related to higher volume of services and certain full-service posting agreements that included contractor costs for accounting and legal services for issuers.

Cost of revenues increased to $2,637,961 in 2018 from $729,108 in 2017, an increase of 262%. Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers. The primary components of this increase were:

●	Increase in event costs to $677,228 in 2018 from $116,285 in 2017 due primarily to the company holding two events in 2018, as compared to one event in 2017, as well as higher attendance and a larger venue for the 2018 events.
●	Increase in payroll costs to $732,216 in 2018 from $272,030 in 2017 attributable mainly to increased headcount for our due diligence and customer service teams to support a higher volume of campaign activity.
●	Increase in transaction costs to $694,255 in 2018 from $203,119 in 2017 related to higher offering activity and an increase in the amount of investments made via credit cards, which incur additional fees.

Accordingly, our gross margins decreased to 44% in 2018 from 64% in 2017. The decrease was primarily due to an increase in investments made via credit cards, which incur additional transaction costs, as well as higher payroll costs and stock option compensation expense for the due diligence and customer service teams.

Operating expenses increased to $6,620,286 in 2018 from $3,502,600 in 2017, an increase of 89%. The primary components of this increase were:

●	An increase in general and administrative expenses to $2,936,648 in 2018 from $2,228,369 in 2017 due to higher stock option compensation expense, legal fees, and bad debt expense.
●	An increase in sales and marketing expenses to $2,932,405 in 2018 from $918,184 in 2017 due to higher payroll costs from increased headcount in the sales and marketing teams, lead generation costs, advertising costs, and stock option compensation expense.
●	An increase in research and development expenses to $751,233 in 2018 from $356,047 in 2017 due to higher payroll costs from increased headcount in the research and development team and stock option compensation expense.

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Other expense decreased to $7,300 in 2018 from $86,793 in 2017, a decrease of 92%, due primarily to a decrease in realized loss on available-for-sale securities from $79,100 in 2017 to $3,098 in 2018.

As a result of the foregoing, net loss increased to $4,600,089 in 2018 from $2,280,174 in 2017.

The company recognized other comprehensive loss of $406 in 2018, as compared to other comprehensive income of $70,332 in 2017, related to unrealized losses and gains on mutual funds, which are held as available-for-sale investments.

The company’s comprehensive loss increased to $4,600,495 in 2018 from $2,209,842 in 2017.

Liquidity and Capital Resources

We do not currently have any significant loans or available credit facilities. As of December 31, 2018, the company’s cash on hand was $567,375 and its available-for-sale securities totaled $1,342,007. To date, our activities have been funded from the sale of preferred stock, a Regulation A offering, and revenues.

We believe that with the funds from our Regulation A offering, we will have the cash, available-for-sale securities, other current assets available, and increasing revenues that will be sufficient to fund operations until the company starts generating positive cash flows from normal operations. Depending on the amount raised in future equity offerings, we may need to raise additional funds, either in other securities offerings or from banks or other lenders. We do not currently have access to any line of credit or other sources of bank funding.

The company currently has no material commitments for capital expenditures.

Cash Flow

The following table summarizes selected items in our Statements of Cash Flows for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(4,443,918)	$(1,696,548)
Investing activities	$259,500	$1,077,540
Financing activities	$3,797,194	$1,424,430

Operating Activities

Cash used in operating activities was $4,443,918 for the year ended December 31, 2018, as compared to $1,696,548 for the year ended December 31, 2017. The increase in cash used in operating activities was due to a higher net loss and higher working capital usage.

Investing Activities

Cash provided by investing activities was $259,500 for the year ended December 31, 2018, as compared to $1,077,540 for the year ended December 31, 2017. The decrease in cash provided by investing activities was due to higher purchases and lower sales of available-for-sale securities.

Financing Activities

Cash provided by financing activities was $3,797,194 for the year ended December 31, 2018, as compared to $1,424,430 for the year ended December 31, 2017. The increase in cash provided by financing activities was due to proceeds from the sale of common stock through the company’s Regulation A offering and the sale of Series T Preferred Stock in 2018 in private placements.

Trend Information

We are operating in a new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. For those reasons and because we are still in the infancy of these new regulations, we expect to continue to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding offerings and the investments into those offerings generates sufficient revenues to cover our costs.

Additionally, we would anticipate that if and when we become a broker-dealer, our costs for payroll and training will increase relative to our revenue. In addition, we expect increased costs due to technology and operations related to the operation of our ATS. We anticipate our overall expenses will double.

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ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of December 31, 2018, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Howard Marks	CEO	56	January 1, 2014, Indefinitely	Full-time
Mary Frances Knight	CCO/Dir. of Administration	32	May 2014 (Director of Admin) and December 2015 (CCO), Indefinitely	Full-time
Johanna Cronin	Chief Marketing Officer	30	March 2014, Indefinitely	Full-time
Directors:
Howard Marks	Director	56	April 17, 2014, Indefinitely
Ronald Miller	Director and Chairman	56	April 17, 2014, Indefinitely
Significant Employees:
John Shiple	Chief Technology Officer	48	April 23, 2018	Full-time

In 2019, Mary Frances Knight and John Shiple separated from the company. Mary Frances Knight’s compliance responsibilities were assumed by Jonathan Reyes, Director of Compliance and John Shiple’s responsibilities were assumed by Joseph Mathews, Director of Technology.

Howard Marks, Co-founder, CEO and Director

Howard Marks is one of our co-founders and has served as our CEO since January 1, 2017. From our founding in March 2014 until December 2016, Howard served as our Executive Chairman. Howard founded StartEngine, an unrelated entity, in November 2011 as a startup accelerator with the mission to help make Los Angeles a top tech entrepreneurial city. In March 2014, Howard and Ron Miller founded the company as an equity crowdfunding platform. Howard was the founder and CEO of Acclaim Games, a publisher of online games now part of The Walt Disney company. Before Acclaim, Howard was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $20 billion market cap video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city. Howard is a member of Mayor Eric Garcetti's technology council. Howard has a Bachelor of Science in Computer Engineering from the University of Michigan. He is bilingual and is a triple national of the United States, United Kingdom, and France.

Ronald Miller, Co-founder and Executive Chairman

Ron Miller is the executive chairman and cofounder of StartEngine. Ron served as our CEO and a director since our founding in March 2014 until December 2016. On January 1, 2017, Ron became our executive chairman. He is also currently the founder of the Disability Group Inc., and has served as its CEO since 2004. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Miller immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market.

Prior to StartEngine, Miller founded built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc.500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As the executive chairman, Miller brings his deep experience as a leader and strategist to the company.

Johanna Cronin, Chief Marketing Officer

Johanna Cronin is Director of Marketing, Product, Investor Services, Issuer Services and Marketing at StartEngine. She was the first employee and began working for StartEngine in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

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Mary Frances Knight, Chief Compliance Officer and Director of Operations/Administration

Mary Frances Knight is the Chief Compliance Officer and Director of Operations/Administration at StartEngine. She was the second employee and began working for StartEngine in 2014. She is a native of St. Louis and a graduate of USC. She is currently studying at the UCLA Anderson School of Management in its Executive Master of Business Administration (EMBA) program.

John Shiple, Chief Technology Officer

John Shiple is the Chief Technology Officer for StartEngine and has served in that position since April 2018. John has been building internet-based businesses for 25 years, including Aditazz (Vice President of User Experience and Apps, May 2017 to December 2017), RelishMix (CTO, November 2012 to December 2017), Cloud Cover Music (CTO, January 2015 to October 2015), EdgeMAC (CTO and Technology Advisor, August 2013 to September 2014), Asset Avenue (CTO, December 2013 to April 2014), Fanswell.fm (CTO, February 2013 to December 2013), and FreelanceCTO (CTO, 2008 to January 2018). He launched the first commercial Internet company that invented the ad banner (HotWired, now Wired Digital) and invented pop-up ads for GeoCities enabling a $4B+ Yahoo acquisition within a year. John is very active in the community, and for over 15 years, he has been organizing the LA CTO Forum (the largest CTO organization in the world with over 350 members). John's work brings forth new products, optimizes business processes, lowers operating costs, and enables operational scalability. He has a special expertise in working with emerging and disruptive technologies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2018, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) (1)(2)			Total compensation ($)
Howard Marks	CEO	$504,347		$34,549	(3)	$538,896
Johanna Cronin	Director of Product, Account Services and Marketing	$153,950	$			$153,950
Mary Frances Knight	CCO/Director of Administration	$161,825	$			$161,825

(1) The executives also received medical and health benefits, generally available to all salaried employees.

(2) During the fiscal year ended December 31, 2018, options for 39,593 shares granted to Johanna Cronin under the 2015 Equity Incentive Plan and options for 26,458 shares granted to Mary Frances Knight under the 2015 Equity Incentive Plan vested. On January 18, 2018, Johanna Cronin and Mary Frances Knight were each granted options for 20,000 shares, one-fourth of which will vest on January 1, 2019, and the remaining options will vest monthly over the following three years. Howard Marks also received options for 100,000 shares in his capacity as a director.

(3) The cash value of supplemental medical and health insurance.

In 2018, our two directors each received options to purchase 100,000 shares for $0.792 a share under the 2015 Equity Incentive Plan for their roles as directors in 2018. One-fourth of the options will vest on January 1, 2019, and the remaining options will vest monthly over the following three years.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of March 31, 2019, the security ownership of the company’s directors, executive officers owning 10% or more of the company’s voting securities and other investors who own 10% or more of the company’s voting securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class (2)
Common Stock	Howard Marks (4)	3,440,000	200,000	(5)	45.9%

			1,082,293 Proxy Shares	(6)

			29,167 shares available under stock options	(7)
					53.9	%(3)
Common Stock	Miller Family Trust 1/2/96	2,580,000	200,000	(5)	34.4%
	(Ron Miller)				36.4	%(3)
			29,167 shares available under stock options	(7)

Common Stock	All executive officers and	6,020,000	400,000	(5)	80.3%
	directors as a group				84.2	%(3)
	(including Howard Marks and Ron Miller)		1,082,293 Proxy Shares	(6)

			383,542 shares available under stock options	(7)
Preferred Stock	Howard E. Marks Living Trust U/A Dtd 12/21/2001 (Howard Marks)	200,000			2.9%
Preferred Stock	Miller Family Trust 1/2/96 (Ron Miller)	200,000			2.9%
Preferred Stock	SE Agoura Investment LLC 333 South Grand Avenue Suite 1470 Los Angeles, CA 90071 (8)	3,201,024			46.4%

(1)	The address for all the executive officers and directors is c/o StartEngine Crowdfunding, Inc., 8687 Melrose Ave, 7th Floor (Green Building), West Hollywood, California 90069.

(2)	Based on 7,496,460 shares of Common Stock and 6,897,441 shares of Preferred Stock outstanding.

(3)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)	These shares are held by Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks) and Marks Irrevocable Trust (Howard Marks).

(5)	Shares available through conversion of Preferred Stock.

(6)	The Proxy Shares are the 1,082,293 common shares sold in the Regulation A and Regulation Crowdfunding offerings, that Mr. Marks as CEO, has voting control over pursuant to the subscription agreements governing those offerings.

(7)	The options were granted under the 2015 Equity Incentive Plan.

(8)	SE Agoura Investment LLC is beneficially owned by Aubrey Chernick.

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ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the company and the outside entity to collaborate and for the company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the company is to receive $75,000 per annum, with the first $75,000 being subject to certain milestones being met as defined by the Platform Agreement. The company received $25,000 upon execution of the Platform Agreement in 2016, and the remaining $50,000 was earned and received in 2017. The remaining two payments for $75,000 were received in March 2017 and March 2018. In March 2019, the Platform Agreement expired and was not renewed.

ITEM 6. OTHER INFORMATION

Not applicable.

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ITEM 7. FINANCIAL STATEMENTS

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INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

StartEngine Crowdfunding, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of StartEngine Crowdfunding, Inc. and subsidiaries (collectively the “Company”) which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StartEngine Crowdfunding, Inc. and subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
Newport Beach, CA
April 26, 2019

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STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$567,375	$954,599
Available-for-sale securities	1,342,007	1,566,192
Accounts receivable, net of allowance	298,933	159,100
Deferred offering costs	30,000	—
Other current assets	405,964	27,885
Total current assets	2,644,279	2,707,776

Property and equipment, net	4,434	7,005
Investments - warrants	203,884	201,124
Intangible assets	20,000	20,000
Other assets	25,300	20,950
Total assets	$2,897,897	$2,956,855

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,942	$163,627
Accrued liabilities	167,664	398,834
Deferred revenue	345,418	219,425
Total current liabilities	541,024	781,886

Total liabilities	541,024	781,886

Commitments and contingencies (Note 5)

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 3,500,000 shares authorized, 3,254,261 issued and outstanding (liquidation preference of $5,591,471)	5,566,473	5,566,473
Series T Preferred Stock, par value $0.00001, 1,650,000 shares authorized, 100,000 issued and outstanding as of December 31, 2018 (liquidation preference of $880,000)	500,000	—
Series Seed Preferred Stock, par value $0.00001, 3,500,000 shares authorized, issued, and outstanding (liquidation preference of $1,750,000)	1,750,000	1,750,000
Common stock, par value $0.00001, 25,000,000 shares authorized, 7,430,310 and 6,754,501 shares issued and outstanding at December 31, 2018 and 2017, respectively	74	68
Additional paid-in capital	5,820,554	1,638,426
Subscription receivable	(5,002)	(105,267)
Accumulated other comprehensive loss	(34,537)	(34,131)
Accumulated deficit	(11,240,689)	(6,640,600)
Total stockholders' equity	2,356,873	2,174,969
Total liabilities and stockholders' equity	$2,897,897	$2,956,855

See accompanying notes to consolidated financial statements.

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STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2018	2017

Revenues	$4,682,528	$2,046,948

Cost of revenues	2,637,961	729,108

Gross profit	2,044,567	1,317,840

Operating expenses:
General and administrative	2,936,648	2,228,369
Sales and marketing	2,932,405	918,184
Research and development	751,233	356,047
Total operating expenses	6,620,286	3,502,600

Operating loss	(4,575,719)	(2,184,760)

Other expense:
Other expense	43,770	33,745
Other income	(39,568)	(26,052)
Realized loss on available-for-sale securities	3,098	79,100
Total other expense	7,300	86,793

Loss before provision for income taxes	(4,583,019)	(2,271,553)

Provision for income taxes	17,070	8,621

Net loss	$(4,600,089)	$(2,280,174)

Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale investments	(406)	70,332
Total other comprehensive (loss) income	$(406)	$70,332

Comprehensive loss	$(4,600,495)	$(2,209,842)

Weighted average earnings per share - basic and diluted	$(0.63)	$(0.35)
Weighted average shares outstanding - basic and diluted	7,312,046	6,427,350

See accompanying notes to consolidated financial statements.

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STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Income (Loss)	Deficit	Equity
December 31, 2016	3,254,261	$5,566,473	—	$—	3,500,000	$1,750,000	6,414,167	$64	$27,778	$—	$(104,463)	$(4,360,426)	$2,879,426
Sale of common stock	—	—	—	—	—	—	340,334	4	1,629,536	(105,267)	—	—	1,524,273
Offering costs	—	—	—	—	—	—	—	—	(99,843)	—	—	—	(99,843)
Stock option compensation	—	—	—	—	—	—	—	—	80,955	—	—	—	80,955
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,280,174)	(2,280,174)
Other comprehensive gain	—	—	—	—	—	—	—	—	—	—	70,332	—	70,332
December 31, 2017	3,254,261	$5,566,473	—	$—	3,500,000	$1,750,000	6,754,501	$68	$1,638,426	$(105,267)	$(34,131)	$(6,640,600)	$2,174,969
Sale of common stock	—	—	—	—	—	—	675,809	6	3,276,317	100,265	—	—	3,376,588
Sale of preferred stock	—	—	100,000	500,000	—	—	—	—	—	—	—	—	500,000
Offering costs	—	—	—	—	—	—	—	—	(49,394)	—	—	—	(49,394)
Stock option compensation	—	—	—	—	—	—	—	—	955,205	—	—	—	955,205
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,600,089)	(4,600,089)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(406)	—	(406)
December 31, 2018	3,254,261	$5,566,473	100,000	$500,000	3,500,000	$1,750,000	7,430,310	$74	$5,820,554	$(5,002)	$(34,537)	$(11,240,689)	$2,356,873

See accompanying notes to consolidated financial statements.

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STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(4,600,089)	$(2,280,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,571	2,517
Bad debt expense	145,341	70,700
Fair value of warrants received for fees	(40,665)	(159,707)
Change in fair value of warrant investments	37,905	33,745
(Gain) loss on available-for-sale securities	(35,721)	79,100
Stock-based compensation	955,205	80,955
Changes in operating assets and liabilities:
Accounts receivable	(285,174)	(132,222)
Other assets	(382,429)	(27,885)
Accounts payable	(135,685)	145,033
Accrued liabilities	(231,170)	271,965
Deferred revenue	125,993	219,425
Net cash used in operating activities	(4,443,918)	(1,696,548)

Cash flows from investing activities:
Purchase of property and equipment	—	(2,294)
Purchase of available-for-sale securities	(801,000)	(577,307)
Sale of available-for-sale securities	1,060,500	1,648,256
Deposits and other	—	8,885
Net cash provided by investing activities	259,500	1,077,540

Cash flows from financing activities:
Proceeds from sale of common stock	3,376,588	1,524,273
Offering costs	(79,394)	(99,843)
Proceeds from sale of Series T preferred stock	500,000	—
Net cash provided by financing activities	3,797,194	1,424,430

(Decrease) increase in cash and cash equivalents	(387,224)	805,422
Cash and cash equivalents, beginning of year	954,599	149,177
Cash and cash equivalents, end of year	$567,375	$954,599

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$17,070	$8,621

See accompanying notes to consolidated financial statements.

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STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014   The consolidated financial statements of StartEngine Crowdfunding, Inc. (which may be referred to as the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in West Hollywood, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding, Inc. operates under Title IV of the Jumpstart our Business Startups Act (“JOBS Act”), allowing private companies to advertise the sale of stock to both accredited and non-accredited investors. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. StartEngine Capital LLC, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), operates under Title III of the JOBS Act. StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Primary LLC was formed in October 2017 and is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act which created new rules for Regulation A and increased in 2016 based on the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still at the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments into those campaigns is sufficient for revenues derived from those campaigns to cover our costs. These factors indicate there could be substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund its operations through its increasing revenues, current working capital, and the sale of equity through various offerings, and therefore, we believe that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

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Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Available-for-sale securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets.

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly-traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly-traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants the fair value of the underlying stock may be estimated based on recent raises or based on information received from the portfolio company. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Cash	$567,375	$—	$—	$567,375
Available-for-sale securities
Mutual funds	1,332,225	—	—	1,332,225
Common stock	9,782	—	—	9,782
Investments - Warrants	—	—	203,884	203,884
	$1,909,382	$—	$203,884	$2,113,266

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The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Cash	$954,599	$—	$—	$954,599
Available-for-sale securities
Mutual funds	1,556,070	—	—	1,556,070
Common stock	10,122	—	—	10,122
Investments - Warrants	—	—	201,124	201,124
	$2,520,791	$—	$201,124	$2,721,915

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value on a recurring basis for 2018 and 2017:

Investments - Warrants
Fair Value at December 31, 2016	$75,162
Receipt of warrants	159,707
Change in fair value of warrants	(33,745)
Fair Value at December 31, 2017	$201,124
Receipt of warrants	40,665
Change in fair value of warrants	(37,905)
Fair Value at December 31, 2017	$203,884

The following range of variables were used in valuing Level 3 assets during the years ended December 31:

	2018	2017
Expected life (years)	1-10	1-10
Risk-free interest rate	2.4-2.7%	1.8-2.4%
Expected volatility	30-101%	44-134%
Annual dividend yield	0%	0%

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of December 31, 2018 and 2017 was $72,723 and $22,700, respectively. Bad debt expense for 2018 and 2017 was $145,341 and $70,700, respectively

Investment Securities

Available-for-Sale Securities

Our available-for-sale securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of the Company’s stockholders' equity, until realized.

We analyze available-for-sale securities for other-than-temporary impairment quarterly or as there is indication that such review is necessary.

We apply the other-than-temporary impairment standards of Accounting Standards Codification (“ASC”) 320, Investments-Debt and Equity Securities.

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Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership and the power to control. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments - Warrants

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheets at the time they are obtained.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized when earned.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our balance sheet and as net gains or losses in other (income) expense, a component of consolidated net income.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to available-for-sale securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as available-for-sale securities (provided they do not have a significant restriction from sale). Changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders' equity. The shares in private companies without an active trading market are classified as non-marketable securities. Typically, we account for these securities at cost and only record adjustments to the value at the time of exit or liquidation though gains or losses on investments securities, in non-interest income, a component of consolidated net income.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed semi-annually. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

∙	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

∙	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

∙	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

∙	The expected remaining life of the warrants in each financial reporting period.

∙	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

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Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to five (5) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $49,394 and $99,843 for the Company’s Regulation A offering were charged to stockholders’ equity during the years ended December 31, 2018 and 2017, respectively.

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Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers. ASC 606 introduces a new framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon per-investor rate based on the number of new investors subscribed to an offering. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants. The grant date fair values of warrants received, as determined using the modified Black-Scholes pricing model, are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign. Revenues from Regulation A and Regulation D platform fees were $481,470 and $559,862 for the years ended December 31, 2018 and 2017, respectively. These revenues include $40,665 and $159,707 for the years ended December 31, 2018 and 2017, respectively, related to the fair value of warrants received for fees.

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign. Revenues from Regulation Crowdfunding platform fees were $1,414,064 and $866,258 for the years ended December 31, 2018 and 2017, respectively.

The Company provides marketing services branded under the name “StartEngine Premium” that are deferred over three (3) months based on the expected timeline over which services are to be rendered and the Company’s performance obligations are to be satisfied. The expected timeline over which services are to be rendered is an estimate significantly affecting the determination of the timing of revenue, and it is evaluated on a periodic basis. There have been no changes to the expected timeline during the years ended December 31, 2018 and 2017. Payment for StartEngine Premium services are generally remitted by the customer upon the commencement of services. On occasion, the Company may allow a customer to defer payment for StartEngine Premium services until the first disbursement from the customer’s offering. Revenues from StartEngine Premium were $1,497,545 and $215,500 for the years ended December 31, 2018 and 2017, respectively.

The Company also provides transfer agent services branded under the name “StartEngine Secure” that are deferred over twelve (12) months based on the agreed-upon term for such services and the period over which the Company’s performance obligations are to be satisfied. Payment for StartEngine Secure services are generally paid via customers’ escrow accounts. Revenues from StartEngine Secure were $75,133 and $21,177 for the years ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, the Company introduced campaign advertising services branded under the name “StartEngine Promote.” The revenues for which are earned based on additional investments attributable to the campaign advertising services, and such revenues are recognized throughout the campaign. StartEngine Promote fees are due at the end of a campaign and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered. Revenues from StartEngine Promote were $59,550 for the year ended December 31, 2018.

The Company hosts periodic events, such as summits, and recognizes revenues from ticket sales and sponsorships. Payments from event attendees and event sponsors received prior to each event are deferred and recognized in revenue once the event occurs. Revenues from events, including sponsorships, were $596,687 and $103,184 for the years ended December 31, 2018 and 2017, respectively.

The Company licenses its crowdfunding data to a third party that tracks crowdfunding statistics. Payment for licensing arrangements is received at the beginning of the license term, and the Company recognizes the revenue over the license term during which the Company’s performance obligations are satisfied. Revenues from licensing were $75,000 and $112,500 for the years ended December 31, 2018 and 2017, respectively.

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The Company also provides other services, primarily related to bad actor checks, amendments, certificates of good standing, escrow fees, and bundled professional services. Revenues for full-service offerings that include bundled professional services are recognized over the estimated duration of the offering. Revenues for all other services are recognized as such services are rendered. Revenues from other services were $483,079 and $168,467 for the years ended December 31, 2018 and 2017, respectively.

The Company’s contracts with customers generally have a term of one year or less. As of December 31, 2018 and 2017, the Company had deferred revenue of $345,418 and $219,425, respectively, related to performance obligations yet to be fulfilled. The Company had no other customer contract assets or liabilities.

The Company does not offer refunds for offerings that do not raise sufficient funds. From time to time, the Company provides refunds for StartEngine Premium services on a case-by-case basis, and such refunds to date have not been material.

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Advertising

The Company expenses the cost of advertising and promotions as incurred.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the years ended December 31, 2018 and 2017, research and development costs were $751,233 and $356,047, respectively.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740, Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. There were no uncertain tax positions as of December 31, 2018 and 2017.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority.

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Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Stock options totaling 1,458,542 and 675,000 shares on an as-converted basis, as well as convertible preferred stock, were excluded from the calculation of diluted earnings per share for the years ended December 31, 2018 and 2017, respectively, because their effect is anti-dilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. ASU 2018-13 will become effective for interim and annual reporting periods beginning on January 1, 2020. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty will be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is currently evaluating the impact of the adoption of ASU 2018-13 on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Available-for-Sale Securities

Available-for-sale securities consisted of the following as of December 31:

	2018	2017
Mutual funds	$1,332,225	$1,556,070
Common stock	9,782	10,122
	$1,342,007	$1,566,192

The Company’s available-for-sale securities are comprised of investments in mutual funds and common stock that are intended for operating capital to fund the Company’s operations as needed. These investments provide the Company with a high level of liquidity while providing modest returns with minimal risk.

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The Company had $406 and $70,332 in unrealized losses and gains, respectively, on mutual funds and common stock held, which is included as unrealized (loss) gain within other comprehensive loss in the consolidated statement of operations and comprehensive loss, for the years ended December 31, 2018 and 2017, respectively. During the years ended December 31, 2018 and 2017, the Company had realized losses on mutual funds sold of $3,098 and $79,100, respectively.

Investments – Warrants

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned. The change in value of the warrants was a decrease of $37,905 and $33,745 for the years ended December 31, 2018 and 2017, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

As of December 31, 2018 and 2017, property and equipment consisted of the following:

	2018	2017
Computer equipment	$6,744	$6,744
Software	3,654	3,654
Total property and equipment	10,398	10,398
Accumulated Depreciation	(5,964)	(3,393)
	$4,434	$7,005

Depreciation expense for the years ended December 31, 2018 and 2017 was $2,571 and $2,517, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized the issuance of 8,650,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 3,500,000 are designated as Series A Preferred Stock (“Series A”), 1,650,000 are designated as Series T Preferred Stock (“Series T”), and 3,500,000 are designated as Series Seed Preferred Stock (“Series Seed”).

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Series A Preferred Stock

The Series A have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $1.7182 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $8.80 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.80 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

During the year ended December 31, 2018, the Company sold 100,000 shares of Series T Preferred Stock for $500,000.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.50 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

We have authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001.

During the year ended December 31, 2018, the Company sold 675,809 shares of common stock through a Regulation A offering. The Company recognized gross proceeds of $3,276,323 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $49,394, which reduced additional paid-in capital.

During the year ended December 31, 2017, the Company sold 340,334 shares of common stock through the same Regulation A offering. The Company recognized gross proceeds of $1,629,540 and a subscription receivable of $105,267 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $99,843, which reduced additional paid-in capital.

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Common Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 2,030,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

In 2018 and 2017, the Company granted 990,000 and 335,000 stock options, respectively, under the 2015 Plan to various employees and nonemployees. The options granted in 2018 had exercise prices ranging from $0.79 to $5.00, and the options granted in 2017 had exercise prices ranging from $0.29 to $0.79. The stock options vest over four years and expire in ten years. The stock options were valued using the Black-Scholes pricing model as indicated below:

	December 31, 2018	December 31, 2017
Expected life (years)	6.1	6.1-6.3
Risk-free interest rate	2.4-2.9%	1.9-2.0%
Expected volatility	50%	50%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options. The expected term of non-employee stock options is based on the contractual life of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

A summary of the Company’s stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2016	350,000	$0.26	8.8
Granted	335,000	0.43	10.0
Exercised	—	—	—
Expired/Cancelled	(10,000)	0.29	8.9
Outstanding at December 31, 2017	675,000	$0.35	8.5
Granted	990,000	1.47	10.0
Exercised	—	—	—
Expired/Cancelled	(206,458)	1.03	8.8
Outstanding at December 31, 2018	1,458,542	$1.01	8.5

Exercisable at December 31, 2017	271,865	$0.26	7.6
Exercisable at December 31, 2018	454,271	$0.33	7.2

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Stock option expense for the year ended December 31, 2018 was $955,205. Of which, $97,581 was recorded in cost of revenues, $618,729 was recorded in general and administrative expenses, $182,498 was recorded in sales and marketing expenses, and $56,397 was recorded in research and development expenses. Stock option expense for the year ended December 31, 2017 was $80,955 and recorded in general and administrative expenses.

The Company expects to recognize the remaining value of the options through 2022 approximately as follows: $1,006,000 in 2019, $1,005,000 in 2020, $823,000 in 2021, and $89,000 in 2022.

NOTE 7 – RELATED PARTY TRANSACTIONS

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the Company and the outside entity to collaborate and for the Company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the Company received $75,000 per annum. The Company recognized licensing revenue of $75,000 related to the Platform Agreement during both of the years ended December 31, 2018 and 2017.

From time to time, the Company advances funds to the Company’s Chief Executive Officer to cover significant expenses he pays on behalf of the Company. Those advances are netted against expense reimbursement claims provided. As of December 31, 2018, the Company had prepayments of $231,304 that were included in other current assets. Such amounts were relieved in 2019 upon receipt of expense claims.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2018	2017
Current tax provision:
Federal	$—	$—
State	17,070	8,621
Total	17,070	8,621

Deferred tax provision:
Federal	(2,147,263)	(2,206,309)
State	(743,927)	(378,410)
Total	(2,891,190)	(2,584,719)
Valuation allowance	2,891,190	2,584,719
Total provision for income taxes	$17,070	$8,621

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2018	2017
Federal tax benefit at statutory rate	21.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.9%	5.2%
Meals and entertainment	-0.1%	-0.5%
Stock option compensation	-2.3%	-1.3%
Temporary differences:
Other temporary differences	-2.1%	—
Change in valuation allowance	-22.0%	-37.0%
Total provision	0.4%	0.4%

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The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2018	2017
Depreciation and amortization	$447	$(56)
Reserves and accruals	76,413	93,750
Net operating loss carryforwards	2,814,330	1,647,436
Valuation allowance	(2,891,190)	(1,741,130)
Net deferred tax asset, non-current	$—	$—

Based on federal tax returns filed, or to be filed, through December 31, 2018, we had available approximately $10,400,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2034 or 20 years for federal income and state tax reporting purposes.

In December 2017, the Tax Cuts and Jobs Act, which provides tax relief for certain corporations, effective January 1, 2018, was passed. The Company’s deferred tax assets decreased $843,589 due to the decrease in the federal statutory rate from 34% to 21%.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.

NOTE 9 – SUBSEQUENT EVENTS

In February and March 2019, the Company granted 120,000 options to purchase common stock to employees which will vest over four years.

Subsequent to December 31, 2018, the Company sold 43,180 shares of Series T Preferred Stock for consideration of $313,922, of which $105,555 is still in escrow. The Company also sold 27,804 shares of common stock for consideration of $195,413, of which $12,147 is still in escrow, in connection with a Regulation Crowdfunding offering that commenced in January 2019, as well as 47,204 shares of common stock for consideration of $354,030, of which $151,290 is still in escrow, in connection with a Regulation A offering that commenced in March 2019.

The Company has evaluated subsequent events that occurred after December 31, 2018 through April 26, 2019, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Fourth Amended and Restated Certificate of Incorporation (1)
2.2	Amended and Restated Bylaws (2)
3.1	Amended and Restated Investors’ Rights Agreement (3)
4.1	Form of Common Stock Subscription Agreement (4)
4.2	Form of Preferred Stock Subscription Agreement (5)
6.1	2015 Equity Incentive Plan (6)
6.2	Platform Agreement with NextGen CrowdFunding dated March 24, 2016 (7)
6.3	Employment Agreement entered into January 2016 (Howard Marks) (8)
6.4	Employment Agreement entered into January 2016 (Ronald Miller) (9)
6.5	Severance Agreement and General Release dated November 2, 2016 (Ronald Miller) (10)
6.6	Observer Rights Agreement dated November 2, 2016 (Ronald Miller) (11)
6.7	Technology Agreement Account Form dated October 30, 2018 (12)
8.	Escrow Services Agreement dated October 30, 2018 (13)

(1)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420419008670/tv513688_ex2-1.htm

(2)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418063436/tv508487_ex2-2.htm

(3)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex3-1.htm

(4)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420419008670/tv513688_ex4-1.htm

(5)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420419008670/tv513688_ex4-2.htm

(6)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-1.htm

(7)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-2.htm

(8)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-3.htm

(9)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-4.htm

(10)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-5.htm

(11)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418036457/tv497502_ex6-6.htm

(12)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418056591/tv505882_ex6-7.htm

(13)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1661779/000114420418056591/tv505882_ex8.htm

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	StartEngine Crowdfunding, Inc.

Date: April 26, 2019	By:	/s/ Howard Marks
Howard Marks
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: April 26, 2019	By:	/s/ Howard Marks
Howard Marks
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: April 26, 2019	By:	/s/ Ronald Miller
Ronald Miller
Director and Chairman

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